   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1996

                                                 REGISTRATION NO. 333-04831
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------

                            AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                                IMC GLOBAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                --------------
               DELAWARE                               36-3492467
     (STATE OR OTHER JURISDICTION                  (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)
                               2100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                           TELEPHONE: (847) 272-9200
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                               MARSCHALL I. SMITH
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                IMC GLOBAL INC.
                               2100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                           TELEPHONE: (847) 272-9200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:
            LARRY A. BARDEN                      NORMAN D. SLONAKER
            SIDLEY & AUSTIN                         BROWN & WOOD
       ONE FIRST NATIONAL PLAZA                ONE WORLD TRADE CENTER
        CHICAGO, ILLINOIS 60603               NEW YORK, NEW YORK 10048
            (312) 853-7000                         (212) 839-5300
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [X]
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                             PROPOSED
                                                              PROPOSED       MAXIMUM
                                             AMOUNT           MAXIMUM       AGGREGATE      AMOUNT OF
        TITLE OF EACH CLASS OF                TO BE        OFFERING PRICE OFFERING PRICE  REGISTRATION
     SECURITIES TO BE REGISTERED          REGISTERED (1)    PER SHARE (2)       (2)           FEE
- ------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per
 share................................ 6,510,286 shares(3)    $37.5625     $244,542,618    $84,326(5)
- ------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights.......  6,510,286 rights         (4)            (4)            (4)
- ------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Includes 849,167 shares which may be delivered in connection with the exercise of an over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the Company's Common Stock as reported on the New York Stock Exchange on May 29, 1996 ($37.5625).
(3) Such shares are the number of shares deliverable at maturity of the STRYPES (the "STRYPES") of Merrill Lynch & Co., Inc. (plus such indeterminate number of shares as may be deliverable as a result of certain antidilution provisions of the STRYPES), which are being registered pursuant to a separate registration statement on Form S-3 of Merrill Lynch & Co., Inc.
(4) The Preferred Stock Purchase Rights of the Company initially are attached to and trade with shares of the Company's Common Stock being registered hereby. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Company's Common Stock.

(5) Previously Paid.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  The securities registered pursuant to this Registration Statement may be offered pursuant to one of two forms of prospectus, one which would be used in connection with an offering of STRYPES by Merrill Lynch & Co. (the "STRYPES Prospectus") and one which would be used in connection with a customary resale offering by GVI Holdings, Inc. (the "Resale Prospectus").

  The two prospectuses will be identical in all respects except for the front cover page, page two and the back cover page and the sections entitled "Prospectus Summary--Plan of Distribution," "Concerning GVI," "Plan of Distribution" and "Legal Matters." The form of the STRYPES Prospectus is included herein in its entirety and is followed by the front cover page and applicable replacement pages of the Resale Prospectus, each of which pages is labeled "Alternate Page for Resale Prospectus."

  A copy of the appropriate Prospectus in the exact form in which it is to be used after this Registration Statement, as amended, has been declared effective will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 20, 1996

PROSPECTUS

                                5,661,119 SHARES

                                IMC GLOBAL INC.

                                  COMMON STOCK

                                  -----------

  This Prospectus relates to 5,661,119 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of IMC Global Inc., a Delaware corporation ("IMC" or the "Company"), which may be delivered by Merrill Lynch & Co., Inc. ("ML & Co.") upon payment and discharge of the Structured Yield Product
Exchangeable for StockSM,   % STRYPESSM Due             , 2001 of ML & Co.
(each a "STRYPES") at maturity, subject to ML & Co.'s right to deliver an amount in cash with an equal value. ML & Co. has granted the Underwriter of the STRYPES an option for 30 days to purchase additional STRYPES, solely to cover over-allotments, if any. Such additional STRYPES may be paid and discharged by ML & Co. at their maturity by delivery of up to an additional 849,167 shares of Common Stock to which this Prospectus also relates. Pursuant to a Rights Agreement dated as of June 21, 1989, as amended, between the Company and The First National Bank of Chicago, as Rights Agent, each share of Common Stock covered hereby also includes a right to purchase (an "IMC Right") one two-hundredth of a share of Junior Participating Preferred Stock, Series C, par value $1.00 per share, of the Company (the "Series C Preferred Stock").

  All of the shares of Common Stock covered hereby are beneficially owned by GVI Holdings, Inc. ("GVI"), a wholly-owned subsidiary of Great American Management and Investment, Inc. ("GAMI"), which may deliver such Common Stock to Merrill Lynch Mortgage Capital Inc., a wholly owned subsidiary of ML & Co. (the "ML & Co. Subsidiary"), pursuant to an agreement (the "Purchase Agreement") among GVI, ML & Co. and the ML & Co. Subsidiary. The Company will not receive any of the proceeds from the sale of the STRYPES or from the sale of such Common Stock.

  The STRYPES are offered by a separate prospectus of ML & Co. (the "STRYPES Prospectus"). This Prospectus relates only to the Common Stock covered hereby and does not relate to the STRYPES. THE COMPANY TAKES NO RESPONSIBILITY FOR ANY INFORMATION INCLUDED IN OR OMITTED FROM THE STRYPES PROSPECTUS. THE STRYPES PROSPECTUS DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS, NOR IS IT INCORPORATED BY REFERENCE HEREIN. Because the STRYPES are a separate security issued by ML & Co., for which the Company has no responsibility, an investment in the STRYPES may have materially different characteristics from an investment in the Common Stock.

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  The Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "IGL." On June 17, 1996, the last reported sale price of the Common Stock on the NYSE was $39.25 per share. See "Price Range of Common Stock and Dividends."

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CON-
   TRARY IS A CRIMINAL OFFENSE.

                                  -----------

SMSERVICE MARK OF MERRILL LYNCH & CO., INC.

               The date of this Prospectus is             , 1996.

  IN CONNECTION WITH THE OFFERING, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (THE "UNDERWRITER OF THE STRYPES") MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission; Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the NYSE. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents of the Company heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended June 30,
  1995;

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996;

    3. The Company's Current Reports on Form 8-K filed August 17, 1995, October 17, 1995, March 15, 1996 (as amended by Form 8-K/A filed April 19,
  1996) and May 17, 1996;

    4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A/A-1 filed January 12, 1996; and

    5. The description of the IMC Rights contained in the Company's Registration Statement on Form 8-A filed June 23, 1989, as amended by Form 8-A/A filed September 18, 1995 and January 24, 1996.

  All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Rose Marie Williams, Corporate Secretary, IMC Global Inc., 2100 Sanders Road, Northbrook, Illinois 60062, telephone number (847) 272-9200.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements incorporated by reference herein. Unless the context otherwise requires, when used herein the term "Company" or "IMC" refers to IMC Global Inc. and all of its subsidiaries and affiliated partnerships and joint ventures, including IMC-Agrico Company ("IMC-Agrico"), a Delaware general partnership formed pursuant to an Amended and Restated Partnership Agreement among a subsidiary of the Company and Freeport-McMoRan Resources Partners, Limited Partnership ("FRP") and certain affiliates of each (the "Partnership Agreement"). All information in this Prospectus or incorporated by reference herein has been adjusted to reflect a 2-for-1 stock split of the Common Stock effected in the form of a stock dividend distributed in November 1995. In addition, all financial information in this Prospectus has been restated to give effect to the Company's merger with The Vigoro Corporation ("Vigoro"), which was completed on March 1, 1996 and accounted for as a pooling-of-interests.

                                  THE COMPANY

  The Company is one of the world's leading producers of crop nutrients for the international agricultural community and is one of the largest distributors in the United States of crop nutrients and related products through its retail and wholesale distribution networks. The Company mines, processes and distributes potash in the United States and Canada, and is a joint venture partner in IMC-Agrico, a leading producer, marketer and distributor of phosphate crop nutrients and a leading producer and marketer of animal feed ingredients. The Company believes that it is one of the lower-cost North American producers of phosphate rock, concentrated phosphates and potash. The Company's retail distribution network, which extends principally to corn and soybean farmers in the Midwestern and Southeastern United States, is one of the largest distributors of crop nutrients and related products in the United States. The Company also manufactures nitrogen-based and other high-value crop nutrients which are marketed on a wholesale basis principally in the Midwestern and Southeastern United States. In addition, the Company sells specialty lawn and garden, turf, and nursery products on a national basis and ice-melter products in the Midwest and Eastern snow-belt states.

  On March 1, 1996, the Company completed the merger with Vigoro (the "Merger"), which resulted in Vigoro becoming a subsidiary of the Company. The Merger enables the Company, among other things, to broaden its business mix and to reduce the relative importance of generally more price-volatile phosphate-based crop nutrients to the Company's consolidated results. In addition, the Merger has expanded the Company's potash customer base to include industrial customers, whereas previously shipments of potash were primarily made to agricultural markets. Vigoro also has a significant retail distribution network, giving it direct contact with farmers, the principal consumers of crop nutrient products. Prior to the Merger, IMC sold a limited amount of products directly to farmers. In connection with the Merger, which was accounted for as a pooling-of-interests, the Company issued approximately 32.4 million shares of Common Stock in exchange for all of the outstanding shares of common stock of Vigoro. For additional information regarding Vigoro and the Merger, see the Company's Current Report on Form 8-K filed March 15, 1996 (as amended by Form 8-K/A filed April 19, 1996), which is incorporated by reference herein.

  The Company's principal executive offices are located at 2100 Sanders Road, Northbrook, Illinois 60062 and its telephone number is (847) 272-9200.

                              PLAN OF DISTRIBUTION

  This Prospectus relates to 5,661,119 shares of Common Stock which may be delivered by ML & Co. upon payment and discharge of the STRYPES at maturity, subject to ML & Co.'s right to deliver an amount in cash with an equal value. Each share of Common Stock covered hereby also includes an associated IMC Right. ML & Co. has granted the Underwriter of the STRYPES an option for 30 days to purchase additional STRYPES, solely to cover over-allotments, if any. Such additional STRYPES may be paid and discharged by ML & Co. at their maturity by delivery of up to an additional 849,167 shares of Common Stock to which this Prospectus also relates.

  All of the shares of Common Stock covered hereby are beneficially owned by GVI, a wholly-owned subsidiary of GAMI, which may deliver such Common Stock to the ML & Co. Subsidiary pursuant to the Purchase Agreement. The Company will not receive any of the proceeds from the sale of the STRYPES or from the sale of such Common Stock.

  The STRYPES are offered only by the STRYPES Prospectus. This Prospectus relates only to the Common Stock covered hereby and does not relate to the STRYPES. THE COMPANY TAKES NO RESPONSIBILITY FOR ANY INFORMATION INCLUDED IN OR OMITTED FROM THE STRYPES PROSPECTUS. THE STRYPES PROSPECTUS DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS, NOR IS IT INCORPORATED BY REFERENCE HEREIN. Because the STRYPES are a separate security issued by ML & Co., for which the Company has no responsibility, an investment in the STRYPES may have materially different characteristics from an investment in the Common Stock.

              SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following selected consolidated financial information for each fiscal year in the three-year period ended June 30, 1995 and for the nine-month periods ended March 31, 1996 and March 31, 1995, respectively, is derived from, and should be read in conjunction with, the audited consolidated financial statements and notes thereto and the unaudited condensed consolidated financial statements and notes thereto incorporated by reference in this Prospectus. Such consolidated financial statements have been restated to reflect the March 1, 1996 Merger with Vigoro, which was accounted for as a pooling-of-interests.

                               NINE MONTHS ENDED
                                   MARCH 31,          YEARS ENDED JUNE 30,
                              -------------------  ----------------------------
                              1996(1)(2)  1995(1)    1995(1)   1994(1)   1993(1)
                              ---------- --------  --------  --------  --------
                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                 AMOUNTS)
                                  (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Net sales..................   $2,025.9  $1,834.6  $2,736.1  $2,125.3  $1,438.1
 Gross margins..............      532.2     473.9     690.0     382.7     280.8
 Sterlington litigation
  settlement, net(3)........                                             (169.1)
 Operating earnings (loss)..      330.7     341.3     503.1     244.6     (62.1)
 Interest earned and other
  non-operating (income) and
  expense, net..............       (5.4)     (4.4)     (6.3)     18.6      (0.7)
 Interest charges...........       50.0      52.4      70.2      91.2      55.6
                               --------  --------  --------  --------  --------
 Earnings (loss) before
  minority interest and
  items noted below.........      286.1     293.3     439.2     134.8    (117.0)
 Minority interest..........      148.6     101.7     130.4      55.6
                               --------  --------  --------  --------  --------
 Earnings (loss) before
  items noted below.........      137.5     191.6     308.8      79.2    (117.0)
 Provision (credit) for
  income taxes..............       59.6      71.5     115.5      34.8     (39.1)
                               --------  --------  --------  --------  --------
 Earnings (loss) before
  extraordinary item and
  cumulative effect of
  accounting changes........       77.9     120.1     193.3      44.4     (77.9)
 Extraordinary loss-debt
  retirement................                 (3.7)     (6.5)    (25.2)     (2.0)
 Cumulative effect on prior
  years of changes in
  accounting for
  postemployment benefits
  (net of taxes) in 1995 and
  postretirement benefits
  other than pensions (net
  of taxes) in 1993.........                 (5.9)     (5.9)              (47.1)
                               --------  --------  --------  --------  --------
 Net earnings (loss)........   $   77.9  $  110.5  $  180.9  $   19.2  $ (127.0)
                               ========  ========  ========  ========  ========
EARNINGS (LOSS) PER SHARE:
 Earnings (loss) before
  extraordinary item and
  cumulative effect of
  accounting changes........   $   0.84  $   1.32  $   2.12  $   0.54  $  (1.02)
 Extraordinary loss-debt
  retirement................                (0.04)    (0.07)    (0.31)    (0.03)
 Cumulative effect on prior
  years of changes in
  accounting................                (0.06)    (0.06)              (0.62)
                               --------  --------  --------  --------  --------
 Net earnings (loss)........   $   0.84  $   1.22  $   1.99  $   0.23  $  (1.67)
                               ========  ========  ========  ========  ========
Weighted average number of
 shares and equivalent
 shares outstanding.........       92.7      90.9      91.0      82.3      76.3
BALANCE SHEET DATA (AT END
 OF PERIOD):
 Working capital............   $  415.4  $  426.2  $  461.5  $  483.6  $  311.4
 Total assets...............    3,526.2   3,346.7   3,323.2   3,172.3   2,343.3
 Long-term debt, less
  current maturities........      696.1     784.2     750.2     801.6     994.6
 Total stockholders' equity.    1,084.2     939.0   1,007.8     856.3     602.3
OTHER FINANCIAL DATA:
 Capital expenditures.......   $  129.3  $   75.6  $  114.9  $   76.0  $  137.1
 Depreciation, depletion and
  amortization..............      124.5     122.7     166.4     147.1      85.6

- --------
(1) See the footnotes to the IMC annual or interim financial statements incorporated by reference herein for a description of non-recurring items and accounting changes affecting the respective period's results. Beginning in 1994, financial information reflects the consolidation of IMC-Agrico which was formed on July 1, 1993.
(2) Results for the nine months ended March 31, 1996 include special one-time charges of $98.6 million ($69.6 million after tax benefits, or $0.75 per share) for costs related to the Merger, as well as costs associated with, among other things, a corporate restructuring, other asset valuations and environmental issues. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."
(3) Represents a charge related to the settlement of litigation resulting from the May 1991 explosion at a facility managed by the Company in Sterlington, Louisiana.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus or incorporated by reference herein, the following factors shall be considered in evaluating an investment in the shares of Common Stock to which this Prospectus relates.

STERLINGTON LITIGATION

  ANGUS Chemical Company ("ANGUS") and the Company are involved in various litigation arising out of a May 1991 explosion at a nitroparaffins plant located in Sterlington, Louisiana. ANGUS wants the Company to assume responsibility for a class action lawsuit currently pending in Louisiana against the Company, ANGUS and other defendants for injuries arising out of the explosion, and to reimburse ANGUS for amounts that ANGUS has paid for settled claims in connection with the Sterlington explosion. With respect to the settled demands, ANGUS, in pleadings filed in Louisiana and Texas, states that it is seeking approximately $9.5 million, plus interest, fees, and costs. In addition, ANGUS is seeking direct payment from the Company's insurers, X.L. Insurance Company, Ltd. ("XL") and A.C.E. Insurance Company, Ltd. ("ACE"), for certain damages in an action pending in Louisiana state court. ANGUS has not specified how much it is seeking from the Company's insurers. ANGUS may be asserting claims against XL for the difference between the limits of the XL policy of $75.0 million and the $45.7 million that XL has paid to the Company under the policy. In addition, ANGUS may be asserting claims against ACE for the difference between the limit of the ACE policy of $100.0 million and the $15.0 million that ACE has previously paid to the Company. The Company may have obligations to indemnify certain of the insurers if ANGUS is successful in this case. The Company is unable to estimate the magnitude of its exposure at this time.

  The Company continues to vigorously litigate each of the matters arising out of the Sterlington explosion. A jury trial is scheduled to commence in 1996 in Texas state court with respect to ANGUS's and the Company's claims for contribution and indemnity for the settled demands. Discovery is still not complete with respect to the lawsuits scheduled for trial in October 1996, and all of the other lawsuits are in early stages. In addition, ANGUS has filed an action in federal court in Louisiana seeking reimbursement for amounts allegedly expended to remediate certain environmental sites at the Sterlington plant. In its pleadings filed with the Louisiana federal court, ANGUS states that it is seeking approximately $1.8 million for amounts expended, plus interest, fees, costs, and reimbursement for any future expenses. A trial has been scheduled in this action for the fall of 1996. The Company is unable to estimate the magnitude of its exposure at this time.

ANTITRUST LITIGATION

  A number of class action suits have been filed in United States federal courts, two California state courts and an Illinois state court against most of the North American potash producers, including the Company. The complaints essentially allege that the North American potash producers acted together to fix the price of potash sold in the United States. The complaints do not specify the amount of damages sought by the plaintiffs. All of the complaints seek treble damages and attorneys' fees and ask that the court find the defendants jointly and severally liable.

  Suits filed in federal courts in Minnesota, Illinois and Virginia have been consolidated in Minnesota. All of the claims in these suits are asserted on behalf of a purported group of direct purchasers of potash in the United States, which class has been certified by the court. Discovery is now concluded in the case and defendants' motions for summary judgment have been filed.

  In addition to the direct purchaser actions filed in the United States District Courts, two complaints have been filed in California state courts on behalf of indirect purchasers residing in California. The Company has answered both of the California complaints and has denied all material allegations. These cases are still in a preliminary stage and no discovery has been conducted.

  The case filed in Illinois state court has been dismissed for failure to state a claim. Plaintiffs have appealed the dismissal.

  The Company is not able to estimate the amount of damages that could ultimately be sought in the civil suits. Based upon available information, management of the Company believes that the Company has not acted in concert with others to fix prices in violation of the United States antitrust laws or any other laws. There can be no assurance, however, that these cases will ultimately be decided in a manner favorable to the Company. In connection with the Company's Colonsay mine, affiliates of Noranda Inc. ("Noranda"), from whom the Company purchased the mine on January 5, 1995, are also named as defendants in the civil suits. The Company did not agree to assume any liabilities of Noranda or such affiliates with respect to operations at Colonsay prior to the January 5, 1995 closing of the purchase which may arise out of such antitrust litigation, and the Company is entitled to be indemnified by Noranda against such liabilities should they arise.

  The Antitrust Division of the United States Department of Justice had been conducting a grand jury investigation into allegations similar to those made in the civil actions. The Company has been advised that the investigation has concluded and a spokesperson for the Antitrust Division has stated that no action will be taken.

FTC PHOSPHATE OPERATIONS INQUIRY

  The Company was notified on October 2, 1995 by the FTC that the FTC is conducting an investigation to determine whether manufacturers of concentrated phosphates may have violated Section 5 of the Federal Trade Commission Act, as amended, by agreeing to restrict output or raise prices. The FTC has requested that the Company provide certain information and documents regarding the Company's phosphate operations. The Company has submitted responsive information and documents to the FTC. The FTC has stated that neither its request for information and documents nor the fact that it has commenced an investigation should be construed as indicating that a violation has occurred or is occurring.

MINING RISKS

  Since December 1985, the Company has experienced an inflow of water into one of its two interconnected potash mines at Esterhazy, Saskatchewan, Canada. As a result, the Company has suffered losses and has been forced to undertake substantial efforts to control the flooding. The Company has significantly reduced the water inflow since the initial discovery and has been able to meet all sales obligations and requirements from production at the mines. Despite the relative success of such measures, there can be no assurance that the amounts required for remedial efforts in future years will not increase or that inflows or remediation costs will not increase to a level which would cause the Company to abandon the mines. The long-term outlook of the water inflow has caused the Company to consider alternatives to its current mining operations at Esterhazy. Any solution to the water inflow situation at the mines is likely to result in substantial capital expenditures and/or charges to operations.

  Like other potash producers' shaft mines, the Company's Colonsay mine is subject to the risks of inflow of water as a result of its shaft mining operations.

  The Saskatchewan potash mining industry generally has been unable to secure insurance to cover other risks associated with underground operations. Therefore, the Company's underground mine operations are not presently insured against, and are not insurable against, business interruption or risk from catastrophic perils, including collapse, floods and other water inflow.

FACTORS AFFECTING DEMAND

  The Company's results of operations historically have reflected the effects of several external factors which are beyond the Company's control and have in the past produced significant downward and upward swings in the Company's operating results. The Company's revenues, approximately 74% of which have come from North American sales over the past five years, are highly dependent upon conditions in the North American agriculture industry and can be affected by crop failure, changes in agricultural production practices and agricultural policies, and weather, all of which are beyond the Company's control. Furthermore, because of the high percentage of its revenues coming from North American sales, the Company's crop nutrients business is seasonal to the extent U.S. farmers and agricultural enterprises purchase more crop nutrients products during the spring and fall.

  Approximately 26% of the Company's revenues have come from sales outside North America over the past five years. The Company's foreign operations and investments and any future international expansion by the Company are subject to numerous risks, including fluctuations in foreign currency exchange rates and controls, expropriation and other economic, political and regulatory policies of local governments and laws and policies of the United States and Canada affecting foreign trade and investment. Internationally, the Company's products are sold primarily through the Sulfate of Potash Magnesia Association and the Phosphate Chemicals Export Association, Inc., both of which were formed by the Company under the Webb-Pomerene Act, and Canpotex Limited, an export association of Saskatchewan potash producers. Due to economic and political factors, customer needs can change dramatically from year to year. In 1995, sales to the People's Republic of China represented approximately 15% of consolidated net sales. Other principal customer countries include India, Thailand, Japan, Korea, Australia, New Zealand and several Latin American and European countries.

ENVIRONMENTAL MATTERS

  The Company is subject to numerous environmental laws and regulations in the United States and Canada which regulate certain activities and operations of each company and impose liability for the cleanup of environmental contamination. The Company has incurred and will continue to incur, substantial capital expenditures and operating costs on account of these laws and regulations. The Company cannot predict the operational or financial impact of new or amended laws or regulations or the future enforcement or interpretation of existing laws and regulations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Environmental Matters."

FORWARD LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements concerning the Company's operations, economic performance and financial condition. Such statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "RISK FACTORS" and elsewhere in this Prospectus.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The Common Stock is listed and traded on the NYSE under the symbol "IGL." The following table sets forth the high and low sale prices of the Common Stock for the periods indicated, as reported on the NYSE Composite Tape, and the cash dividends per share of Common Stock declared and paid during such periods. Data reflected in the table for periods prior to the Company's 2-for-1 stock split in November 1995 have been adjusted to reflect such stock split.

  In April 1993, the Company's Board of Directors reduced cash dividend payments on the Common Stock in light of financial demands of litigation arising out of an explosion at a nitroparaffins plant operated by the Company in Sterlington, Louisiana, and weakness in concentrated phosphate prices. Although the Company has paid cash dividends in recent quarters, any future payment of cash dividends is subject to the discretion of the Board of Directors and will be dependent on the Company's results of operations, financial condition, cash requirements and other relevant factors. Since substantially all of the Company's operations are conducted through subsidiaries, the Company's cash flow, and consequently its future ability to pay dividends, will be dependent upon the earnings of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of loans, dividends or otherwise. Certain of the Company's debt agreements contain restrictions on the payment of dividends by the Company's subsidiaries.

                                                                     DIVIDENDS
                                                      HIGH     LOW   PER SHARE
                                                     ------- ------- ---------
      FISCAL YEAR 1995:
      Quarter ended September 30.................... $22.313 $17.063     --
      Quarter ended December 31.....................  22.375  18.125   $0.05
      Quarter ended March 31........................  26.250  20.625    0.05
      Quarter ended June 30.........................  27.313  22.250    0.05
      FISCAL YEAR 1996:
      Quarter ended September 30....................  33.313  27.000    0.05
      Quarter ended December 31.....................  40.875  30.313    0.08
      Quarter ended March 31........................  43.250  33.625    0.08
      Quarter ending June 30 (through June 17,
       1996)........................................  39.875  32.250    0.08(1)

(1) The Company declared a quarterly dividend of $0.08 per share on April 18, 1996, payable on June 28, 1996 to stockholders of record at the close of business on June 14, 1996.

  For a recent closing price of the Common Stock, see the cover page of this Prospectus.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The consolidated financial information of the Company presented below for each of the fiscal years ended June 30, 1995, 1994 and 1993 has been derived from, and should be read in conjunction with, the Company's consolidated financial statements and notes thereto, which have been audited by Ernst & Young LLP, independent auditors (based in part on the report of Arthur Andersen LLP, independent public accountants), and which are incorporated by reference herein. The consolidated financial information of the Company presented below for the nine month periods ended March 31, 1996 and March 31, 1995, respectively, are derived from the Company's unaudited condensed consolidated financial statements and notes thereto which are incorporated by reference herein. In the opinion of management of the Company, such unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. All of the aforementioned consolidated financial statements have been restated for the Merger, which was accounted for as a pooling-of-interests. The results for the nine month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. All of the consolidated financial information presented below should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and with the financial statements and the notes thereto and other financial information appearing elsewhere in this Prospectus or incorporated by reference herein.

                             NINE MONTHS ENDED
                                 MARCH 31,            YEARS ENDED JUNE 30,
                             --------------------  ----------------------------
                              1996(1)(2)  1995(1)   1995(1)   1994(1)   1993(1)
                             --------    --------  --------  --------  --------
                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                               AMOUNTS)
                                (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Net sales.................  $2,025.9    $1,834.6  $2,736.1  $2,125.3  $1,438.1
 Gross margins.............     532.2       473.9     690.0     382.7     280.8
 Sterlington litigation
  settlement, net(3).......                                              (169.1)
 Operating earnings (loss).     330.7       341.3     503.1     244.6     (62.1)
 Interest earned and other
  non-operating (income)
  and expense, net.........      (5.4)       (4.4)     (6.3)     18.6      (0.7)
 Interest charges..........      50.0        52.4      70.2      91.2      55.6
                             --------    --------  --------  --------  --------
 Earnings (loss) before
  minority interest and
  items noted below........     286.1       293.3     439.2     134.8    (117.0)
 Minority interest.........     148.6       101.7     130.4      55.6
                             --------    --------  --------  --------  --------
 Earnings (loss) before
  items noted below........     137.5       191.6     308.8      79.2    (117.0)
 Provision (credit) for
  income taxes.............      59.6        71.5     115.5      34.8     (39.1)
                             --------    --------  --------  --------  --------
 Earnings (loss) before
  extraordinary item and
  cumulative effect of
  accounting changes.......      77.9       120.1     193.3      44.4     (77.9)
 Extraordinary loss-debt
  retirement...............                  (3.7)     (6.5)    (25.2)     (2.0)
 Cumulative effect on prior
  years of changes in
  accounting for
  postemployment benefits
  (net of taxes) in 1995
  and postretirement
  benefits other than
  pensions (net of taxes)
  in 1993..................                  (5.9)     (5.9)              (47.1)
                             --------    --------  --------  --------  --------
 Net earnings (loss).......  $   77.9    $  110.5  $  180.9  $   19.2  $ (127.0)
                             ========    ========  ========  ========  ========
EARNINGS (LOSS) PER SHARE:
 Earnings (loss) before
  extraordinary item and
  cumulative effect of
  accounting changes.......  $   0.84    $   1.32  $   2.12  $   0.54  $  (1.02)
 Extraordinary loss-debt
  retirement...............                 (0.04)    (0.07)    (0.31)    (0.03)
 Cumulative effect on prior
  years of changes in
  accounting...............                 (0.06)    (0.06)              (0.62)
                             --------    --------  --------  --------  --------
 Net earnings (loss).......  $   0.84    $   1.22  $   1.99  $   0.23  $  (1.67)
                             ========    ========  ========  ========  ========
Weighted average number of
 shares and equivalent
 shares outstanding........      92.7        90.9      91.0      82.3      76.3
BALANCE SHEET DATA (AT END
 OF PERIOD):
 Working capital...........  $  415.4    $  426.2  $  461.5  $  483.6  $  311.4
 Total assets..............   3,526.2     3,346.7   3,323.2   3,172.3   2,343.3
 Long-term debt, less
  current maturities.......     696.1       784.2     750.2     801.6     994.6
 Total stockholders'
  equity...................   1,084.2       939.0   1,007.8     856.3     602.3
OTHER FINANCIAL DATA:
 Capital expenditures......  $  129.3    $   75.6  $  114.9  $   76.0  $  137.1
 Depreciation, depletion
  and amortization.........     124.5       122.7     166.4     147.1      85.6

- -------
(1) See the footnotes to the IMC annual or interim financial statements incorporated by reference herein for a description of non-recurring items and accounting changes affecting the respective period's results. Beginning in 1994, financial information reflects the consolidation of IMC-Agrico which was formed on July 1, 1993.
(2) Results for the nine months ended March 31, 1996 include special one-time charges of $98.6 million ($69.6 million after tax benefits, or $0.75 per share) for costs related to the Merger, as well as costs associated with, among other things, a corporate restructuring, other asset valuations and environmental issues. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."
(3) Represents a charge related to the settlement of litigation resulting from the May 1991 explosion at a facility managed by the Company in Sterlington, Louisiana.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of results of operations and capital resources and liquidity should be read in conjunction with the Company's audited consolidated financial statements and notes thereto and unaudited condensed consolidated financial statements and notes thereto incorporated herein by reference.

RESULTS OF CONSOLIDATED OPERATIONS

  On March 1, 1996, the Company completed the Merger with Vigoro which resulted in Vigoro becoming a subsidiary of the Company. In connection with the Merger, the Company issued approximately 32.4 million shares of Common Stock in exchange for all of the outstanding common stock of Vigoro. The Merger has been accounted for as a pooling-of-interests. The Company's results of operations for the nine month periods ended March 31, 1996 and 1995 and for the fiscal years ended June 30, 1995, 1994 and 1993, respectively, have been restated for the Merger. The following comparisons between the nine month periods ended March 31, 1996 and 1995 and the fiscal years ended June 30, 1995 and 1994, respectively, reflect such restated results and assume that the Merger had occurred on July 1, 1992.

  In January 1995, the Company acquired substantially all of the assets of the Central Canada Potash division of Noranda ("CCP") for $121.1 million, plus $16.2 million for working capital. The Company used proceeds borrowed under a credit facility to finance the purchase price, while using cash on hand to acquire the working capital. In October 1995, the Company acquired the animal feed ingredients business ("Feed Ingredients") of Mallinckrodt Group Inc. and subsequently contributed the business to IMC-Agrico. The Company's portion of the purchase price was $67.5 million.

NINE MONTHS ENDED MARCH 31, 1996 VS. NINE MONTHS ENDED MARCH 31, 1995

  Net earnings for the nine months ended March 31, 1996, before special one-time charges, totaled $147.5 million, or $1.59 per share, compared to the same period in 1995 when the Company reported net earnings of $110.5 million, or $1.22 per share. Special one-time charges of $69.6 million, or $.75 per share, reduced earnings for the nine months ended March 31, 1996 to $77.9 million, or $.84 per share. The charges, totaling $98.6 million before tax benefits, covered costs related to the Merger, as well as costs associated with, among other things, a corporate restructuring, other asset valuations and environmental issues. For the nine months ended March 31, 1995, operating results included a one-time charge of $5.9 million, or $.06 per share, for the cumulative effect on prior years of a change in accounting for postemployment benefits resulting from the adoption of Statement of Financial Accounting Standards (SFAS) No. 112 on July 1, 1994 and an extraordinary charge of $3.7 million, or $.04 per share, related to the early extinguishment of debt.

  The special one-time charges of $98.6 million consisted primarily of the following: (a) $20.2 million primarily for consulting, legal and accounting services in connection with the Merger, (b) $23.1 million as a result of the Company's adoption of a plan, immediately following the Merger, to restructure its business operations into a decentralized organizational structure with five stand-alone business units, (consisting of $10.6 million for severance and related benefits from staff reductions (primarily payable on June 30, 1996), $6.5 million for lease terminations resulting from office consolidations and $6.0 million for other related actions), and (c) $58.3 million as a result of the Company's detailed review of its accounting records and valuation of various assets and liabilities, in connection with the restructuring plan identified in (b) above. The $58.3 million was comprised of $26.3 million of charges to cost of goods sold, primarily related to the write-off of certain idle plant facilities and other obsolete assets, $2.4 million of charges to general and administrative expenses for the write-off of miscellaneous assets, $16.6 million of charges to other operating income and expense to reduce certain long-term assets to net realizable value and other provisions, and $13.0 million of charges to minority interest for the transfer of 0.85 percent of IMC-Agrico Distributable Cash (as defined in the Partnership Agreement) from the Company to FRP. See "Joint Venture Partnership".

  Net sales for the nine months ended March 31, 1996 were $2,025.9 million, a 10 percent increase over the same period of 1995 when net sales were $1,834.6 million. The acquisitions of CCP and Feed Ingredients, as well as a significant improvement in concentrated phosphate prices, contributed to this increase.

  Gross margins for the nine months ended March 31, 1996 totaled $532.2 million versus $473.9 million for the same period a year ago. Before the $26.3 million of special charges described above, gross margins increased $84.6 million, or 18 percent, when compared to the nine months ended March 31, 1995. Higher margins for phosphates, a $75 million increase, the addition of Feed Ingredients margins of $18 million, and agribusiness and nitrogen margins, a $15 million increase, were partially offset by lower potash margins of $24 million.

  Phosphate margins were significantly higher primarily due to higher prices ($179 million) as average diammonium phosphate ("DAP") prices increased 18 percent over the same period a year ago. Other phosphate products showed similar price improvements. Partially offsetting the price and sales volume increases were higher production costs ($106 million) primarily due to higher raw material costs.

  Agribusiness and nitrogen margins (which include crop nutrients and related products sold through the Company's FARMARKET(R) and Rainbow(R) distribution networks) increased primarily due to higher fall sales volume and prices ($26 million) due to favorable fall weather conditions and the anticipation of increased acres being planted in the spring of 1996. Partially offsetting the sales volume and price increases were higher production costs ($11 million) primarily due to higher raw material costs.

  Potash margins decreased from 1995 levels primarily as a result of higher production costs ($24 million) due to lower production rates and the settlement of a provincial tax matter from prior years. Reduced sales to China during the third quarter of 1996 offset previous sales volume increases.

  The following table summarizes the Company's sales (excluding captive shipments) of crop nutrient products and average selling prices for the nine months ended March 31, 1996 and 1995:

                                                                 1996    1995
                                                                ------- -------
                                                                   (TONS IN
                                                                  MILLIONS OF
                                                                  SHORT TONS)
      Concentrated phosphates
        Total dry product sales tons (primarily DAP)...........     5.7     5.5
        Average DAP price per ton*............................. $189.06 $160.19
      Phosphate rock
        Sales tons.............................................     6.1     8.3
        Average price per ton (FOB mine)....................... $ 23.23 $ 20.07
      Potash
        Sales tons.............................................     4.8     5.0
        Average price per ton*................................. $ 63.81 $ 64.30

- --------
   *Average prices represent sales made FOB mine and regional warehouses.

  Selling, general and administrative expenses increased $20.8 million in the nine months ended March 31, 1996 over the similar 1995 period primarily due to the acquisition of several businesses, including CCP and Feed Ingredients, restructuring charges described above and increased legal expenses. The nine months ended March 31, 1995 included one-time charges related to shifting the marketing and administrative functions of Phosphate Chemicals Export Association, Inc. to its member companies.

  Other operating income and expense, net, for the nine months ended March 31, 1996 included $16.6 million of restructuring charges described above, offset by $12.4 million of gains from the sale of investments and properties. In the similar 1995 period, other operating income and expense, net, included a gain of $5.0 million from the sale of land in Florida.

  Interest charges for the nine months ended March 31, 1996 were $2.4 million lower than the same period a year ago as the Company reduced a portion of its high-cost long-term indebtedness during the prior fiscal year. Partially offsetting this decrease were higher interest charges resulting from long-term debt increases used to fund the acquisition of CCP and other acquisitions of the Company during the nine months ended March 31, 1995.

YEAR ENDED JUNE 30, 1995 VS. YEAR ENDED JUNE 30, 1994

  Earnings for the year ended June 30, 1995 totaled $180.9 million, or $1.99 per share, up significantly over 1994 when earnings totaled $19.2 million, or $.23 per share. Included in 1995 operating results were an extraordinary charge of $6.5 million, or $.07 per share, related to the early extinguishment of debt; and a one-time charge of $5.9 million, or $.06 per share, for the cumulative effect on prior years of a change in accounting for postemployment benefits resulting from the adoption of SFAS No. 112 on July 1,1994. In 1994, operating results included an extraordinary charge of $25.2 million, or $.31 per share, related to the early extinguishment of debt; a charge of $20.3 million, $12.4 million after taxes, or $.15 per share, related to the write-down of the Company's investment in an oil and gas joint venture; and a charge of $4.5 million, or $.05 per share, for an adjustment to the Company's net deferred tax liability for the effect of changes in U.S. corporate tax rates.

  Net sales for the year ended June 30, 1995 totaled $2,736.1 million, an increase of $610.8 million, or 29 percent, over 1994 when net sales were $2,125.3 million. Sales were higher primarily due to strong concentrated phosphate and nitrogen based product demand, the inclusion of sales from the acquisition of CCP and record purchases of potash and concentrated phosphates by China.

  Gross margins for the year ended June 30, 1995 increased $307.3 million or 80 percent over 1994, primarily due to higher margins for phosphates, a $200 million increase; potash, a $75 million increase; and agribusiness and nitrogen, a $26 million increase. Gross margins as a percentage of net sales increased to 25 percent in 1995 compared to 18 percent in 1994.

  Phosphate margins increased significantly over 1994, due primarily to higher prices stemming from increasing world demand ($225 million) as average concentrated phosphate sales prices increased 20 percent over 1994 and higher shipping volume ($53 million) which increased 18 percent over 1994. Domestically, sales volume for concentrated phosphates was marginally lower, due primarily to abnormally wet weather conditions in the spring which delayed fieldwork, planting and, therefore, concentrated phosphate shipments. However, record purchases by China resulted in a 38 percent increase in export volume when compared to 1994. The increase in export volume contributed to increased demand in the marketplace and resulted in higher sales realizations. In addition, phosphate rock sales volume also increased, mostly due to the addition to fiscal 1995 operating results of sales from a new long-term supply contract. Partially offsetting the price and volume increases were higher production costs ($78 million) primarily due to higher raw material costs and, to a lesser degree, remediation costs associated with a sinkhole at IMC-Agrico's New Wales concentrated phosphate production facility in Florida. See "Environmental Matters" below.

  Agribusiness and nitrogen margins increased 19 percent over 1994, and reflected the impact of an 8 percent increase in overall average sales prices ($69 million) and a 7 percent increase in sales volume ($6 million). The increase in sales prices and volume primarily reflected the impact of tight supplies of nitrogen product in the U.S. due to agricultural demand exceeding capacity. The increase in sales volume in 1995 was partially offset by the sale of 17 FARMARKETs in August 1994. Partially offsetting the price and volume increases were higher product costs ($49 million), primarily due to higher purchased product and raw material costs.

  Potash margins for 1995 increased 57 percent over 1994, due primarily to the impact of a 30 percent increase in potash sales volume ($39 million), mostly due to the acquisition of CCP in 1995 and increased potash export shipments, reflecting record purchases by China. Production costs were also lower ($21 million) and reflected increased production rates and lower water inflow control spending at the Company's Esterhazy, Saskatchewan potash mine. In addition, potash sales prices increased 3 percent as producer inventory levels were below normal which resulted in higher prices ($15 million).

  Selling, general and administrative expenses increased $30.2 million over 1994 primarily due to the acquisition of CCP, higher volume-related expenses, higher legal expenses and charges related to shifting the marketing and administrative functions of Phosphate Chemicals Export Association, Inc. to its member companies.

  Other operating income and expense, net, in 1995 included $5.0 million ($3.1 million net of minority interest) from the sale of land in Florida and $3.0 million from the amortization of a deferred gain resulting from the exchange of the Company's phosphate business in 1994 for a 56.5 percent interest in IMC-Agrico. In 1994, other operating income and expense included $16.0 million (including $12.7 million related to finished goods inventory) of such amortization.

  Other non-operating income and expense, net, in 1994, included a charge of $20.3 million related to the write-down of the Company's investment in its oil and gas joint venture.

  Interest charges in 1995 were $21.0 million lower than in 1994 as the Company purchased and retired a significant portion of its high-cost, long-term indebtedness throughout the year. Partially offsetting this decrease was higher interest charges resulting from long-term debt increases used to fund the acquisition of CCP and other acquisitions of the Company.

  Income taxes in 1994 included a charge of $4.5 million for an adjustment to the Company's net deferred tax liability for the effect of changes in U.S. corporate tax rates.

CAPITAL RESOURCES AND LIQUIDITY

  Since June 30, 1995, cash and cash equivalents have decreased $154.5 million. Cash inflows of $270.0 million generated from operating activities partially funded $168.8 million of cash sharing distributions to FRP, $129.3 million of capital expenditures, $67.5 million to purchase Feed Ingredients, $62.1 million of long-term debt payments net of proceeds received and $28.1 million of common stock dividend payments.

  The Company's working capital ratio at March 31, 1996 was 1.7:1 versus 2.0:1 at June 30, 1995. Debt to capitalization improved to 41.3 percent at March 31, 1996 compared to 48.3 percent a year ago and 45.0 percent at June 30, 1995. The decrease was primarily due to a reduction in indebtedness resulting from management's efforts to reduce a portion of its high-cost, long-term indebtedness.

  On February 28, 1996, the Company entered into an unsecured credit facility (the "Credit Facility") with a group of banks. Under the terms of the Credit Facility, the Company and certain of its subsidiaries may borrow up to $450 million under a revolving credit facility which matures on March 1, 1999 and $50 million under a long-term credit facility which matures March 2, 2001. At March 31, 1996, the Company and its subsidiaries had borrowed $66.5 million under the revolving credit facility and $50 million under the long-term facility. In addition, $37.9 million was drawn down under the Credit Facility as letters of credit principally to support industrial revenue bonds and other debt and credit risk guarantees.

  Simultaneously with the execution of the Credit Facility, the Company and one of its subsidiaries assumed and amended the terms of unsecured term loans of Vigoro and one of its subsidiaries. The $120 million unsecured term loans (the "Term Loans") bear interest at rates between 7.37 percent and 7.43 percent and mature at various times between 2000 and 2005.

  IMC-Agrico also has an agreement with a group of banks to provide it with a $75 million unsecured revolving credit facility (the "Initial Facility") until February 1997. At May 10, 1996, the Initial Facility was fully utilized. In addition, in May 1996 IMC-Agrico entered into two additional unsecured revolving credit facilities under which it may borrow up to $75 million until February 1997 (collectively with the Initial Facility, the "IMC-Agrico Working Capital Facility"). On May 10, 1996, $25 million was borrowed under these additional facilities.

  The Credit Facility and Term Loans contain customary negative covenants and financial ratios and other tests which must be met with respect to interest coverage, tangible net worth and leverage. The IMC-Agrico Working Capital Facility contains financial ratios and tests with respect to fixed charge coverage, current ratio and minimum net partners' capital requirements. The IMC-Agrico Working Capital Facility also places limitations on indebtedness of IMC-Agrico and restricts the ability of IMC-Agrico to make cash distributions in excess of Distributable Cash (as defined in the Partnership Agreement). In addition, pursuant to the Partnership

Agreement, IMC-Agrico is required to obtain the approval of the Policy Committee of IMC-Agrico (which consists of two representatives from each of the Company and FRP) (the "Policy Committee") prior to incurring more than an aggregate of $5 million (adjusted annually for inflation) in indebtedness (excluding a total of $125 million of indebtedness under the IMC-Agrico Working Capital Facility).

  Under a current agreement with a financial institution, IMC-Agrico may sell, on an ongoing basis, an undivided percentage interest in a designated pool of receivables in an amount not to exceed $65 million. At March 31, 1996, IMC-Agrico had sold $62.5 million of such receivable interests.

  The Company periodically enters into DAP futures contracts and options to purchase natural gas to manage its exposure to price fluctuations. The Company also has periodically entered into forward exchange contracts to hedge the effect of Canadian dollar exchange rate changes on a portion of identifiable foreign currency exposures from operations. Net hedging gains and losses are recognized as a part of the transactions hedged and were not significant during the nine month period ended March 31, 1996. The Company monitors its market risk on an ongoing basis and considers its risk to be minimal.

  The Company estimates that its capital expenditures for 1996 will total approximately $197 million (including $66 million by IMC-Agrico). The Company expects to finance these expenditures (including its portion of IMC-Agrico's capital expenditures) from operations. Pursuant to the Partnership Agreement, IMC-Agrico is required to obtain the approval of the Policy Committee of IMC-Agrico prior to making capital expenditures in any fiscal year in excess of $5 million (adjusted annually for inflation) for expansion of its business. In the event that the Policy Committee fails to approve future capital expenditures, IMC-Agrico's ability to expand its business could be adversely affected. See "Environmental Matters" for a discussion of environmental capital expenditures.

  Since December 1985, the Company has experienced an inflow of water into one of its two interconnected potash mines located in Esterhazy, Saskatchewan. As a result, the Company has suffered losses and has been forced to undertake substantial remedial efforts to stop the flooding. The Company's share of expenditures for ongoing remedial efforts totaled $14 million in 1995 and is expected to total approximately $13 million in 1996.

  The Company has significantly reduced the water inflow since the initial discovery and has been able to meet all sales obligations and requirements from production at the mines. Despite the relative success of such measures, there can be no assurance that the amounts required for remedial efforts in future years will not increase or that inflows will not increase to a level which would cause the Company to abandon the mines. There can be no assurance that such action would not have a material adverse effect on the Company. However, the long-term outlook of the water inflow has caused the Company to consider alternatives to its current mining operations and studies are under way in this regard. Any solution to the water inflow situation at the mines could result in substantial capital expenditures and/or charges to operations. As is common in the industry, the Company does not presently have in place, nor can it reasonably obtain, any insurance to cover damage to its underground potash operations.

  IMC-Agrico makes cash distributions to each partner based on formulas and sharing ratios as defined in the Partnership Agreement. For the nine months ended March 31, 1996, the total amount of Distributable Cash generated by IMC-Agrico was $358.6 million, of which $190.3 million was distributed to FRP, including $73.2 million in May 1996.

  The Company does not consider the impact of inflation to be significant in the business in which it operates.

JOINT VENTURE PARTNERSHIP

  On July 1, 1993, the Company and FRP contributed their respective phosphate businesses, including the mining and sale of phosphate rock and the production, distribution and sale of concentrated phosphates, uranium oxide and related products, to a joint venture partnership in return for a
56.5 percent and 43.5 percent economic interest, respectively, in IMC-Agrico, over the term of the partnership. IMC-Agrico is governed by the Policy Committee and is being operated by an affiliate of the Company. The Partnership Agreement contains a cash sharing arrangement under which Distributable Cash, as defined in the agreement, was shared at a ratio of 45.0 percent and 55.0 percent in 1995 to the Company and FRP, respectively.

  On January 23, 1996, the Company and FRP entered into certain amendments to the Partnership Agreement in part to reflect possible changes in the nature of the business of the Company resulting from the Vigoro Merger. These amendments provide for (i) a shift of 0.85 percent of Distributable Cash interest of IMC-Agrico from the Company to FRP beginning March 1, 1996, (ii) changes to certain IMC-Agrico governance procedures, including the establishment of a new office of President for IMC-Agrico, who is appointed by the Company subject to the approval of the Policy Committee, and a related clarification of management and reporting responsibilities, (iii) the modification of certain product pricing and sourcing provisions with respect to transactions between IMC-Agrico and affiliates of the Company, including the FARMARKET network of Vigoro and (iv) the establishment of criteria under which certain acquisitions by the Company's Rainbow Division or FARMARKET network would not be required to be offered to IMC-Agrico.

  Cash sharing percentages will be adjusted until July 1, 1997, when the sharing ratios will be fixed at 58.5 percent and 41.5 percent to the Company and FRP, respectively.

SULPHUR AND OIL & NATURAL GAS VENTURES

  The Company has a 25 percent interest in the Main Pass 299 sulphur mine located in the Gulf of Mexico. In fiscal 1995, FRP, the joint venture operator, produced sulphur at levels which averaged 6,263 long tons per day or
2.3 million long tons per year. This production level exceeded the plant's designed operating rate of 5,500 long tons per day. Using a hot-water injection process, Main Pass is one of the most thermally efficient sulphur mines ever operated. The Company's share of sulphur produced is used to satisfy a portion of the Company's obligations to supply sulphur to IMC-Agrico for the production of concentrated phosphates. At June 30, 1995, the underwater sulphur deposit contained an estimated 69.2 million long tons of recoverable sulphur, or 17.3 million long tons net to the Company, before royalties.

  Oil and gas reserves which are located in the same immediate area are also being developed. At June 30, 1995, the field contained proved and probable reserves of 3.2 million barrels of oil. All gas production is consumed internally in heating water for extraction of sulphur.

ENVIRONMENTAL MATTERS

 General

  In the normal course of its business, the Company mines phosphate and potash, manufactures and blends crop nutrients, and blends pesticides and related products. These operations are subject to federal, state, provincial and local environmental, health and safety laws in the United States and Canada, including laws related to air and water quality, handling of hazardous and solid wastes, chemical management and land reclamation. The Company has expended substantial resources, both financial and managerial, to comply with environmental regulations and permitting and reclamation requirements, and anticipates that it will continue to do so in the future. Additionally, although the Company believes that its operations generally are in compliance with environmental standards, there can be no assurance that costs, penalties, or liabilities will not be incurred. The Company does not believe that its expenditures for environmental compliance have had a material adverse effect on its operations or financial condition.

  In fiscal year 1995, environmental capital expenditures totaled approximately $8.8 million, and were primarily related to air emissions control, wastewater treatment and control, and solid waste disposal. Additional expenditures for land reclamation activities totaled $14.5 million. For fiscal year 1996, the Company expects environmental capital expenditures to be approximately $22.0 million and expenditures for land reclamation activities to be approximately $18.0 million. The increase in environmental capital expenditures from $8.8 million in 1995 to an estimated $22.0 million in 1996 resulted primarily from construction of clay settling areas associated with phosphate rock mining activities and gypsum stack expansion projects associated with phosphoric acid production. No assurance can be given (i) that greater environmental expenditures will not be required for fiscal year 1996, or (ii) that environmental expenditures in future years will not increase.

  Environmental laws and regulations in the United States and Canada have changed substantially and rapidly in recent years, and the Company anticipates that these changes will continue. It is the Company's policy to comply with all applicable environmental, health and safety laws and regulations. When regulations implementing a statute have not been finalized or when final regulations are subject to varying and conflicting interpretations, it is difficult to estimate future compliance costs. Nevertheless, because new environmental standards generally are more restrictive than current requirements, the costs of complying with such regulations likely will increase.

 Permitting

  The Company holds numerous environmental and other permits for operations at each of its facilities. If a government agency were to deny a permit application or permit renewal, or revoke or substantially modify an existing permit, such agency action could have a material adverse effect on the Company's ability to continue operations at the affected facility. Expansion of Company operations also is predicated upon securing the necessary environmental and other permits.

 Air Quality

  The 1990 Amendments to the Clean Air Act require certain sources to control their emissions of hazardous air pollutants. By the year 2000, the United States Environmental Protection Agency will have promulgated control standards applicable to certain of the Company's operations, and capital expenditures may be necessary to meet these standards. Because the regulatory requirements have not been finalized, the Company cannot estimate the extent of these expenditures.

 Management of Residual Materials

  The mining and processing of potash and phosphate produce tailings or other residual materials that must be managed. Phosphate residuals consisting primarily of phosphogypsum typically are stored in phosphogypsum stack systems. Potash producers generally store tailings, which contain primarily sodium chloride, iron and clay, in surface disposal sites. Recently, a process was developed whereby the Company returns potash tailings, produced in its solution mining process, to mined-out underground shafts, which minimizes surface disposal sites. The Company has incurred and will continue to incur significant costs to manage such residual materials in accordance with environmental laws, regulations, and permit requirements. The magnitude of future management costs is difficult to estimate and there can be no assurances that such costs will not have a material adverse effect on the Company.

  In 1994, the Saskatchewan Department of Environmental and Resource Management (the Department) published regulations requiring each potash mine operator to submit a facility decommissioning and reclamation plan for approval and to provide assurances that the plan will be carried out. The plan and related assurances would cover all mining facilities including surface disposal sites for potash tailings. The Company expects that the filing of the plan will be required during 1996; however, implementation of the plan probably will be deferred until an affected facility is closed (which is not anticipated at any time in the foreseeable future). At the Company's Belle Plaine mining operations, the solution mining process can be adapted to return tailings now stored above ground to previously mined locations, at relatively low cost. However, at the Company's Esterhazy and Colonsay mining operations, shaft mining methods are utilized and, as a result, the cost to eliminate the surface tailings and to comply with requirements such as those contained in the regulations may be greater. The Company believes that until the plans have been prepared and the responses received from the Department, the Company, like all members of the Saskatchewan potash industry, will be unable to predict with certainty the financial impact of the proposed regulation on the Company.

  With regard to phosphate processing, Florida law may require IMC-Agrico to close one or more of its unlined phosphogypsum stacks and/or associated cooling ponds after March 25, 2001, if the stack system is causing a violation of Florida's water quality standards. IMC-Agrico cannot predict at this time whether Florida will require closure of any of its stack systems; however, the cost of closure and replacement facilities could be significant.

  In June 1994 during a routine inspection, IMC-Agrico discovered a deep, cylindrical hole (caused by a sinkhole) in the north gypsum stack at its New Wales, Florida concentrated phosphate production facility. The Florida Department of Environmental Protection (FDEP) was notified and approved IMC-Agrico's plan to plug the sinkhole by grouting, at a cost of $ 6.8 million. After grouting, IMC-Agrico filled the hole with gypsum slurry. FDEP also required IMC-Agrico to continue monitoring groundwater quality. Samples from the plant production well confirm that the sinkhole has been plugged. Monitoring data also confirm that all groundwater constituents attributable to the sinkhole have been contained within IMC-Agrico's property. Based on discussions with state officials, IMC-Agrico may be required to close this gypsum stack, possibly beginning July 1, 1998. The estimated cost of closure is $2.5 million, net of recorded accruals.

  IMC-Agrico continues to address elevated sulfate levels in groundwater at its New Wales, Florida facility. In 1992, elevated sulfate levels were detected in groundwater beneath the cooling pond. In response, the Central Florida Regional Planning Council required IMC-Agrico to plug former recharge wells (believed to be the source of the elevated sulfate levels) and either to show, by September 1997, that groundwater sulfate levels have returned to acceptable levels or to line or relocate the cooling pond. Monitoring data gathered between July 1993 and June 1994 evidenced a consistent downward trend in the sulfate levels; however, when the hole in the gypsum stack, discussed above, was discovered, sulfate levels increased sharply. After the hole was grouted, sulfate levels again trended downward. If the downward trend continues, IMC-Agrico likely will meet the 1997 deadline. If sulfate levels do not reach acceptable levels, IMC-Agrico will request an extension of the 1997 deadline. The estimated cost to line or relocate the cooling pond would be between $35 million and $68 million.

 Water Management

  Two earthen dams used to contain mining water from IMC-Agrico's phosphate rock mining facilities in Florida were breached during calendar year 1994. The appropriate governmental agencies were notified and corrective measures were promptly implemented. Property damage to neighbors has been estimated to be no more than $1.5 million; IMC-Agrico's insurers covered some of this amount. The state issued a notice of violations to IMC-Agrico for each breach, and, based on current negotiations, potential penalties are not expected to be material.

 Remedial Activities

  The historical use and handling of regulated chemical substances and crop nutrient products in the normal course of the Company's business has resulted in contamination at facilities presently or previously owned or operated by the Company. Spills or other unintended releases of such substances have occurred in the past, and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup efforts. To date, the Company has not been required to make material expenditures in connection with the cleanup of contamination at any such facility, nor can the Company estimate the level of expenditure that may be required in the future to clean up contamination from the handling of regulated chemical substances or crop nutrients.

  Governmental regulatory agencies have identified several of the Company's facilities for investigation or possible environmental cleanup pursuant to applicable laws and regulations. At some locations, the Company has agreed, pursuant to consent orders with the appropriate governmental agencies, to undertake certain remedial actions based upon the results of investigations, which currently are in progress. The cost of any remedial actions that ultimately may be required at these sites currently cannot be determined.

  The Company believes that it is entitled to at least partial indemnification for a portion of the costs that may be expended by the Company to remedy environmental problems at certain facilities and operations pursuant to indemnification agreements. These agreements address problems that resulted from activities occurring prior to the Company's acquisition of facilities from parties including PPG Industries, Inc., Kaiser Aluminum & Chemical Corporation, Beatrice Companies, Inc., Estech, Inc. and certain private parties. The Company has already received and anticipates receiving amounts pursuant to the indemnification agreements for certain of its expenses incurred to date.

 Superfund

  The Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), also known as "Superfund," imposes liability without regard to fault or to the legality of a party's conduct, on certain categories of persons that are considered to have contributed to the release of "hazardous substances" into the environment. Currently, the Company is involved in or concluding involvement at a number of Superfund sites. With possible exceptions, discussed below, at none of these sites alone, nor in the aggregate, is the Company's liability currently expected to be material. As more information is obtained regarding the sites and the potentially responsible parties (PRPs) involved, this expectation may change.

  At the Old Marsh Aviation Site, Arizona, the lack of information regarding the Company's level of involvement, if any, makes it very difficult to estimate the Company's share of the investigative and cleanup costs. A third-party plaintiff has brought a contribution action against approximately 60 PRPs, including the Company, to allocate among them the $11.5 million spent by Goodyear to clean up the Old Marsh Site. In 1995, the Company received a vague and ambiguous summons and third-party complaint in this case which was dismissed. The plaintiff has recently served another complaint which alleges that the Company "arranged for the aerial application of chemicals from the site" and is, therefore, an owner/operator of the facility. The Company has asked the court to dismiss the complaint on the basis that it fails adequately to allege any liability on the Company's part.

  IMC-Agrico is one of 70 PRPs participating in investigation of the Petroleum Products Site. To date, the PRP group has spent approximately $2.7 million to address waste oil remaining on site, and expects to spend up to $6.0 million on these activities. Remedial cost estimates to clean up on-site soils and structures range from $2.0 million to $40.0 million. Cost estimates have not yet been developed for groundwater remediation. IMC-Agrico tentatively has been allocated 20,774 gallons of waste oil based on ledger entries, which places IMC-Agrico 27th on the list of 70 members within the PRP group. The group also has identified approximately 1,000 additional PRPs. Because investigation of the site is incomplete and the required remedy has not been selected, a reliable estimate of cleanup costs, and IMC-Agrico's contribution to those costs, cannot be made at this time.

                                  THE COMPANY

GENERAL

  The Company is one of the world's leading producers of crop nutrients for the international agricultural community and is one of the largest distributors in the United States of crop nutrients and related products through its retail and wholesale distribution networks. The Company mines, processes and distributes potash in the United States and Canada, and is a joint venture partner in IMC-Agrico, a leading producer, marketer and distributor of phosphate crop nutrients and a leading producer and marketer of animal feed ingredients. The Company believes that it is one of the lower-cost North American producers of phosphate rock, concentrated phosphates and potash. The Company's retail distribution network, which extends principally to corn and soybean farmers in the Midwestern and Southeastern United States, is one of the largest distributors of crop nutrients and related products in the United States. The Company also manufactures nitrogen-based and other high-value crop nutrients which are marketed on a wholesale basis principally in the Midwestern and Southeastern United States. In addition, the Company sells specialty lawn and garden, turf, and nursery products on a national basis and ice-melter products in the Midwest and Eastern snow-belt states.

  The Company's business strategy focuses on maintaining its worldwide position as a leading crop nutrient producer and supplier through extensive customer service, efficient distribution and transportation, and supplying crop nutrient products worldwide at competitive prices by taking advantage of economies of scale and state-of-the-art technology to reduce costs. The Company intends to continue to expand its product distribution and marketing throughout the world, including through export associations and through its international sales force.

  On March 1, 1996, the Company completed the Merger, which resulted in Vigoro becoming a subsidiary of the Company. The Merger enables the Company, among other things, to broaden its business mix and to reduce the relative importance of generally more price-volatile phosphate-based crop nutrients to the Company's consolidated results. In addition, the Merger has expanded the Company's potash customer base to include industrial customers, whereas previously shipments of potash were primarily made to agricultural markets. Vigoro also has a significant retail distribution network, giving it direct contact with farmers, the principal consumers of crop nutrient products. Prior to the Merger, IMC sold a limited amount of products directly to farmers. Following the Merger, the Company restructured its operations into five stand-alone business units corresponding to its major product lines as follows:
Phosphates, Potash, Agribusiness and Nitrogen, Consumer and Professional Products and Animal Feed Ingredients.

PHOSPHATES

  IMC-Agrico is the leading United States miner of phosphate rock in terms of capacity and output. IMC-Agrico's central Florida phosphate mining operations and production plants produce phosphate rock, which is the primary raw material used in the manufacture of concentrated phosphates. IMC-Agrico sells phosphate rock principally to other crop nutrients manufacturers and distributors throughout the world and uses it internally in the production of concentrated phosphates. Currently, IMC-Agrico has 27 million tons of annual phosphate rock capacity. Product shipments to customers in fiscal year 1995 by IMC-Agrico phosphate rock operations totaled approximately 10.8 million tons. For the nine months ended March 31, 1996, IMC-Agrico shipped approximately 5.9 million tons of phosphate rock to customers. IMC-Agrico has estimated reserves of 308 million tons of phosphate rock in central Florida as of March 31, 1996 that are mineable from existing operations.

  IMC-Agrico is also the largest United States producer of concentrated phosphates with an annual capacity of 4 million tons of phosphoric acid (P/2/0/5/ equivalent). P/2/O/5/ is an industry term indicating a product's phosphate content measured chemically in units of phosphorous pentoxide. Concentrated phosphates are produced by reacting phosphate rock with sulfuric acid and other materials. IMC-Agrico's concentrated phosphates products are marketed worldwide to crop nutrient manufacturers, distributors and retailers. IMC-Agrico's New Wales concentrated phosphates complex in central Florida is the largest concentrated phosphates plant in the world with an estimated annual capacity of 1.76 million tons of phosphoric acid (P/2/O/5/ equivalent). In fiscal year 1995, IMC-Agrico's concentrated phosphates operations shipped approximately 4.0 million P/2/O/5/ equivalent tons of concentrated phosphates. For the nine months ended March 31, 1996, IMC-Agrico shipped approximately 3.1 million P/2/O/5/ equivalent tons of concentrated phosphates.

POTASH

  The Company mines, processes and distributes potash in the United States and Canada. The Company's potash products are marketed worldwide to crop nutrient manufacturers, distributors and retailers and are also used internally in the manufacture of mixed crop nutrients. The Company also sells white potash to industrial customers. With an annual capacity of over 8.3 million tons per year, the Company is one of the largest potash producers in the world. The Company operates four potash mines in Canada and two potash mines in the United States. The Company utilizes shaft mining technology at four of its mines and solution mining technology at the other two mines. At March 31, 1996, the Company had reserves of 157 million tons of recoverable ore in the United States and 2.4 billion tons of recoverable ore in Canada.

AGRIBUSINESS AND NITROGEN

  Agribusiness and nitrogen consists of two nitrogen production facilities, approximately 200 FARMARKET units and the wholesale distribution of high-value crop nutrients which are marketed under the Rainbow brand name. The FARMARKET network provides retail distribution of crop nutrients and related products principally to corn and soybean farmers in the Midwestern and Southeastern United States. In addition, the FARMARKET network provides a wide range of services for farmers, including soil testing, custom crop nutrients blending and crop nutrients application.

CONSUMER AND PROFESSIONAL PRODUCTS

  The Company sells specialty crop nutrient products consisting of lawn and garden products and turf and nursery products. The lawn and garden products are sold throughout the United States primarily to major national retail chains under private label brands, and the turf and nursery products are sold to golf courses, nurseries, landscape contractors and institutions directly and through independent distributors. The Company also sells environmentally-sensitive ice-melters under various brands throughout the Midwest and Eastern snow-belt states.

ANIMAL FEED INGREDIENTS

  In October 1995, IMC-Agrico acquired the animal feed ingredients business of Mallinckrodt Group Inc. The acquired business is one of the world's largest producers of phosphate-based animal feed ingredients with an annual capacity in excess of 700,000 tons. The principal facilities are located adjacent to IMC-Agrico's concentrated phosphate complex at New Wales, Florida. IMC-Agrico also markets potassium-based feed products produced at the Company's New Mexico facilities.

                                CONCERNING GVI

  GVI has advised the Company that, at the date of this Prospectus, GVI beneficially owned 6,510,286 shares of Common Stock, which represented 7.1% of the outstanding Common Stock at June 17, 1996. Assuming (i) the delivery to the ML & Co. Subsidiary pursuant to the Purchase Agreement of a number of shares of Common Stock equal to the maximum number required by ML & Co. to pay and discharge all of the STRYPES and (ii) that the over-allotment option granted to the Underwriter of the STRYPES is not exercised, GVI would own 849,167 shares or 0.9% of the outstanding Common Stock at June 17, 1996. GVI is a wholly-owned subsidiary of GAMI. At the date of this Prospectus, 6,300,000 of the 6,510,286 shares owned by GVI are pledged pursuant to a credit agreement. GVI intends to repay the loan under the credit agreement with the consideration to be received from the ML & Co. Subsidiary pursuant to the Purchase Agreement. See "PLAN OF DISTRIBUTION." Rod F. Dammeyer, Chief Executive Officer and a director of GAMI, the parent company of GVI, and President, Chief Executive Officer and a director of GVI, is a director of the Company.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary does not purport to be complete and is subject to, and qualified in its entirety by the Restated Certificate of Incorporation of the Company, the By-Laws of the Company, as amended (the "By-Laws") and the Rights Agreement.

GENERAL

  The total amount of the authorized capital stock of the Company consists of
(i) 250,000,000 shares of Common Stock, $1.00 par value per share, and (ii) 12,000,000 shares of Series Preferred Stock, par value $1.00 per share (the "Series Preferred Stock"). As of June 17, 1996, 92,305,186 shares of Common Stock were issued and outstanding and no shares of Series Preferred Stock were issued and outstanding. Of the 12,000,000 shares of Series Preferred Stock authorized, 3,000,000 shares have been reserved for issuance as Series C Preferred Stock pursuant to the Rights Agreement.

CAPITAL STOCK

  Under the Restated Certificate of Incorporation, the Company is authorized to provide for the issuance of shares of the Series Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

  Subject to the rights of the Company's Series Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company.

  Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Company, subject to the power of the stockholders to adopt, amend or repeal the By-Laws.

  Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and after the Company shall have paid or provided for the payment to the holders of the Series Preferred Stock of the full amounts to which they respectively shall be entitled, the remaining net assets of the Company shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of such Series Preferred Stock.

  The Company is able to merge or consolidate with other corporations, sell or transfer all or substantially all of its assets or adopt a plan of recapitalization, liquidation or dissolution ("Business Combinations") with the approval of the holders of a majority of the outstanding shares of Common Stock of the Company, subject to the "fair price" provision in the Company's Restated Certificate of Incorporation.

  In general, the fair price provision requires the approval of the holders of 80% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors as a condition for Business Combinations involving any beneficial holder of more than 20% of such voting power (an "Interested Stockholder") or one who as a result of such Business Combination would become an affiliate of an Interested Stockholder, unless the transaction is either approved by at least a majority of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and were directors before the Interested Stockholder became an Interested Stockholder (the "Disinterested Directors") or certain minimum price and procedural requirements are met. The term Disinterested Directors also includes certain successors to Disinterested Directors if unaffiliated with the Interested Stockholder. The term "Interested Stockholder" also refers to certain assignees of Interested Stockholders and to affiliates of the Company who, within two years prior to the date in question, beneficially held 20% or more of the voting power of the outstanding stock of the Company entitled to vote generally in the election of directors.

  The Company's Restated Certificate of Incorporation also provides that the affirmative vote of not less than a majority of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors is required before the Company may purchase any outstanding shares of Common Stock at a price known by the Company to be above market price from a person known by the Company to be the beneficial owner of 3% or more of the outstanding shares of Common Stock, unless the purchase is made by the Company on the same terms and as a result of a duly authorized offer to purchase any and all of the outstanding shares of Common Stock.

  Special meetings of stockholders may be called only by the Chairman of the Board, the President of the Company or a majority of the Board of Directors. The Restated Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent. In addition, a stockholder may properly bring business before a stockholders' meeting only if the stockholder has complied with certain notice procedures set forth in the Company's By-Laws.

  Pursuant to the Restated Certificate of Incorporation, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Vacancies on the Board of Directors may only be filled by the remaining directors and not by the stockholders.

  The Restated Certificate of Incorporation provides that the affirmative vote of the holders of 80% of the total votes eligible to be cast in the election of directors is required to amend or repeal, or adopt any provisions in the Restated Certificate of Incorporation relating to the fair price provisions discussed above.

  The Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). Section 203 of the DGCL prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) at or subsequent to the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

RIGHTS

  On June 21, 1989, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was payable on July 12, 1989 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one two-hundredth of a share of Junior Participating Preferred Stock, Series C, par value $1.00 per share (the "Series C Preferred Shares"), of the Company, at a price of $75 per one two-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of June 21, 1989, as amended (the "Rights Agreement"), between the Company and The First National Bank of Chicago, as Rights Agent (the "Rights Agent").

  Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such certificate with a notation incorporating the Rights Agreement by reference. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" has become such inadvertently and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person", then such Person shall not be deemed to be an "Acquiring Person" for any purpose under the Rights Agreement.

  The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date, upon transfer or new issuance of Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation thereon, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on June 21, 1999 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

  The Purchase Price payable, and the number of Series C Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series C Preferred Shares, (ii) upon the grant to holders of the Series C Preferred Shares of certain rights or warrants to subscribe for or purchase Series C Preferred Shares at a price, or securities convertible into Series C Preferred Shares with a conversion price, less than the then current market price of the Series C Preferred Shares or (iii) upon the distribution to holders of the Series C Preferred Shares of evidence of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series C Preferred Shares) or of subscription rights or warrants (other than those referred to above).

  The number of outstanding Rights and the number of one two-hundredths of a Series C Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

  Series C Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Series C Preferred Share will be entitled to a quarterly dividend payment of 200 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series C Preferred Shares will be entitled to an aggregate payment of 200 times the aggregate payment made to holders of Common Stock. Each Series C Preferred Share will have 200 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Series C Preferred Share will be entitled to receive 200 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

  Because of the nature of the Series C Preferred Shares' dividend, liquidation and voting rights, the value of the one two-hundredth interest in a Series C Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

  In the event that, after a Distribution Date, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold or otherwise transferred, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its affiliates and associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. If the Company does not have sufficient shares of authorized Common Stock, or if the Board of Directors so elects, the Company shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the Common Stock issuable upon exercise of a Right; provided, that if the Company fails to meet such obligation within 30 days following the later of (x) the first occurrence of an event triggering the right to purchase Common Stock and (y) the date on which the Company's right to redeem the Rights expires, the Company must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, Common Stock (to the extent available) and cash equal in value to the difference between the value of the Common Stock otherwise issuable upon the exercise of a Right and the Purchase Price. The Board of Directors may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional Common Stock to permit the issuance of Common Stock upon the exercise in full of the Rights.

  At any time after the acquisition by an Acquiring Person of beneficial ownership of 15% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part for Common Stock at an exchange ratio of one-half of the number of shares of Common Stock which each holder of a Right would have a right to receive upon exercise of a Right after giving effect to the adjustment set forth in Section 11(a) (ii) of the Rights Agreement or one two-hundredth of a Series C Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series C Preferred Shares will be issued (other than fractions which are integral multiples of one two-hundredth of a Series C Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series C Preferred Shares on the last trading day prior to the date of exercise.

  At any time prior to the acquisition by an Acquiring Person of beneficial ownership of 15% or more of the outstanding Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.005 per Right adjusted to reflect any stock split, stock dividend or similar transaction (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  The Rights Agreement, the provisions of Section 203 of the DGCL and certain of the above-described provisions of the Restated Certificate of Incorporation and By-Laws may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change of control is approved by the Company's Board of Directors. Certain of such provisions may also render the removal of the current Board of Directors and management more difficult.

                             PLAN OF DISTRIBUTION

  The Company is advised that under the terms of the STRYPES, ML & Co. is obligated to pay and discharge the STRYPES at maturity by delivering to the holders thereof a specified number of shares of Common Stock (or cash with an equal value). The Company is advised that pursuant to the terms of the Purchase Agreement, GVI is obligated to deliver to the ML & Co. Subsidiary immediately prior to maturity of the STRYPES that number of shares of Common Stock equal to the number required by ML & Co. to pay and discharge all of the STRYPES at maturity, subject to GVI's right to require that obligations under the Purchase Agreement be satisfied by a cash payment or net cash settlement. The Company is not a party to the Purchase Agreement and has no obligations thereunder or with respect to the STRYPES, which are securities of ML & Co. and are not securities of the Company.

  The Company and its directors and certain officers have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to any shares of Common Stock, securities convertible into, exchangeable for or repayable with such shares or rights or warrants to acquire such shares, for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriter of the STRYPES, subject to certain exceptions. The Company is advised that GVI has agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or cause to be filed a registration statement under the Securities Act with respect to, any shares of Common Stock, securities convertible into, exchangeable for or repayable with such shares or rights or warrants to acquire such shares, for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriter of the STRYPES.

  The Company has agreed to indemnify the Underwriter of the STRYPES against certain liabilities, including liabilities under the Securities Act, with respect to the information in this Prospectus (including the documents incorporated by reference herein) other than information furnished to the Company in writing by GVI, ML & Co. or the Underwriter of the STRYPES expressly for use herein. The Company is advised that GVI has agreed to indemnify the Underwriter of the STRYPES against certain liabilities, including liabilities under the Securities Act relating to information in this Prospectus furnished to the Company in writing by GVI expressly for use herein.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Sidley & Austin, Chicago, Illinois. From time to time, Sidley & Austin has performed legal services for the Underwriter of the STRYPES.

                                    EXPERTS

  The consolidated financial statements of the Company at June 30, 1995 and 1994 and for each of the three years in the period ended June 30, 1995, appearing in the Company's Current Report on Form 8-K filed March 15, 1996 (as amended by Form 8-K/A filed April 19, 1996) which is incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference elsewhere herein which is based in part on the report of Arthur Andersen LLP, independent public accountants. The financial statements referred to above are incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The Vigoro financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPO-RATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UN-LAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DE-LIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................   6
Price Range of Common Stock and Dividends..................................   9
Selected Consolidated Financial Information................................  10
Management's Discussion and Analysis of Financial Condition and Results of
 Operations................................................................  11
The Company................................................................  20
Concerning GVI.............................................................  21
Description of Capital Stock...............................................  22
Plan of Distribution.......................................................  26
Legal Matters..............................................................  26
Experts....................................................................  26

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                5,661,119 SHARES

                                      LOGO

                                  COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------

                                      , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                            ALTERNATE PAGE FOR RESALE PROSPECTUS
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 20, 1996

PROSPECTUS

                                6,510,286 SHARES

                                IMC GLOBAL INC.

                                  COMMON STOCK

                                  -----------

  This Prospectus relates to 6,510,286 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of IMC Global Inc., a Delaware corporation ("IMC" or the "Company"), which may be offered and sold from time to time by GVI Holdings, Inc. ("GVI"), a wholly-owned subsidiary of Great American Management and Investment, Inc. ("GAMI"). Pursuant to a Rights Agreement dated as of June 21, 1989, as amended, between the Company and The First National Bank of Chicago, as Rights Agent, each share of Common Stock covered hereby also includes a right to purchase (an "IMC Right") one two-hundredth of a share of Junior Participating Preferred Stock, Series C, par value $1.00 per share, of the Company (the "Series C Preferred Stock"). The Company will not receive any of the proceeds from the sale of such Common Stock.

  The Common Stock may be sold by GVI in private transactions at privately negotiated prices or in ordinary brokerage transactions on the exchanges on which the Common Stock is listed at the prices prevailing at the time of such sales, and the commission payable will be the regular commission a broker receives for effecting such sales. GVI may also sell Common Stock through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution." The names of any such agents or underwriters involved in the sale of the Common Stock in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement").

  GVI will receive all of the net proceeds from the sale of the Common Stock offered hereby and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Common Stock. The Company is responsible for payment of all other expenses incident to the offer and sale of the Common Stock offered hereby.

  GVI and any broker-dealers, agents or underwriters which participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and purchase by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  The Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "IGL." On June 17, 1996, the last reported sale price of the Common Stock on the NYSE was $39.25 per share. See "Price Range of Common Stock and Dividends."

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CON-
   TRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1996.

                                           ALTERNATE PAGE FOR RESALE PROSPECTUS

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission; Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the NYSE. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents of the Company heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended June 30,
  1995;

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996;

    3. The Company's Current Reports on Form 8-K filed August 17, 1995, October 17, 1995, March 15, 1996 (as amended by Form 8-K/A filed April 19,
  1996) and May 17, 1996;

    4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A/A-1 filed January 12, 1996; and

    5. The description of the IMC Rights contained in the Company's Registration Statement on Form 8-A filed June 23, 1989, as amended by Form 8-A/A filed September 18, 1995 and January 24, 1996.

  All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Rose Marie Williams, Corporate Secretary, IMC Global Inc., 2100 Sanders Road, Northbrook, Illinois 60062, telephone number (847) 272-9200.

                                            ALTERNATE PAGE FOR RESALE PROSPECTUS
                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements incorporated by reference herein. Unless the context otherwise requires, when used herein the term "Company" or "IMC" refers to IMC Global Inc. and all of its subsidiaries and affiliated partnerships and joint ventures, including IMC-Agrico Company ("IMC-Agrico"), a Delaware general partnership formed pursuant to an Amended and Restated Partnership Agreement among a subsidiary of the Company and Freeport-McMoRan Resources Partners, Limited Partnership ("FRP") and certain affiliates of each (the "Partnership Agreement"). All information in this Prospectus or incorporated by reference herein has been adjusted to reflect a 2-for-1 stock split of the Common Stock effected in the form of a stock dividend distributed in November 1995. In addition, all financial information in this Prospectus has been restated to give effect to the Company's merger with The Vigoro Corporation ("Vigoro"), which was completed on March 1, 1996 and accounted for as a pooling-of-interests.

                                  THE COMPANY

  The Company is one of the world's leading producers of crop nutrients for the international agricultural community and is one of the largest distributors in the United States of crop nutrients and related products through its retail and wholesale distribution networks. The Company mines, processes and distributes potash in the United States and Canada, and is a joint venture partner in IMC-Agrico, a leading producer, marketer and distributor of phosphate crop nutrients and a leading producer and marketer of animal feed ingredients. The Company believes that it is one of the lower-cost North American producers of phosphate rock, concentrated phosphates and potash. The Company's retail distribution network, which extends principally to corn and soybean farmers in the Midwestern and Southeastern United States, is one of the largest distributors of crop nutrients and related products in the United States. The Company also manufactures nitrogen-based and other high-value crop nutrients which are marketed on a wholesale basis principally in the Midwestern and Southeastern United States. In addition, the Company sells specialty lawn and garden, turf, and nursery products on a national basis and ice-melter products in the Midwest and Eastern snow-belt states.

  On March 1, 1996, the Company completed the merger with Vigoro (the "Merger"), which resulted in Vigoro becoming a subsidiary of the Company. The Merger enables the Company, among other things, to broaden its business mix and to reduce the relative importance of generally more price-volatile phosphate-based crop nutrients to the Company's consolidated results. In addition, the Merger has expanded the Company's potash customer base to include industrial customers, whereas previously shipments of potash were primarily made to agricultural markets. Vigoro also has a significant retail distribution network, giving it direct contact with farmers, the principal consumers of crop nutrient products. Prior to the Merger, IMC sold a limited amount of products directly to farmers. In connection with the Merger, which was accounted for as a pooling-of-interests, the Company issued approximately 32.4 million shares of Common Stock in exchange for all of the outstanding shares of common stock of Vigoro. For additional information regarding Vigoro and the Merger, see the Company's Current Report on Form 8-K filed March 15, 1996 (as amended by Form 8-K/A filed April 19, 1996), which is incorporated by reference herein.

  The Company's principal executive offices are located at 2100 Sanders Road, Northbrook, Illinois 60062 and its telephone number is (847) 272-9200.

                              PLAN OF DISTRIBUTION

  The Common Stock may be sold from time to time to purchasers directly by GVI. The Common Stock also may be sold in ordinary brokerage transactions (including block transactions) on the exchanges where such Common Stock is listed. The commissions payable will be the regular commissions of brokers for effecting such sales. Alternatively, GVI may from time to time offer the Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of negotiated underwriting discounts,

                                            ALTERNATE PAGE FOR RESALE PROSPECTUS
concessions or commissions from GVI or the purchasers of the Common Stock for whom they may act as agent. GVI and any underwriters, broker/dealers or agents that participate in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. Sales of the Common Stock effected on exchanges where the Common Stock is listed will be made at market prices prevailing at the time of such sales. At the time a particular offering of Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from GVI and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

                                           ALTERNATE PAGE FOR RESALE PROSPECTUS

POTASH

  The Company mines, processes and distributes potash in the United States and Canada. The Company's potash products are marketed worldwide to crop nutrient manufacturers, distributors and retailers and are also used internally in the manufacture of mixed crop nutrients. The Company also sells white potash to industrial customers. With an annual capacity of over 8.3 million tons per year, the Company is one of the largest potash producers in the world. The Company operates four potash mines in Canada and two potash mines in the United States. The Company utilizes shaft mining technology at four of its mines and solution mining technology at the other two mines. At March 31, 1996, the Company had reserves of 157 million tons of recoverable ore in the United States and 2.4 billion tons of recoverable ore in Canada.

AGRIBUSINESS AND NITROGEN

  Agribusiness and nitrogen consists of two nitrogen production facilities, approximately 200 FARMARKET units and the wholesale distribution of high-value crop nutrients which are marketed under the Rainbow brand name. The FARMARKET network provides retail distribution of crop nutrients and related products principally to corn and soybean farmers in the Midwestern and Southeastern United States. In addition, the FARMARKET network provides a wide range of services for farmers, including soil testing, custom crop nutrients blending and crop nutrients application.

CONSUMER AND PROFESSIONAL PRODUCTS

  The Company sells specialty crop nutrient products consisting of lawn and garden products and turf and nursery products. The lawn and garden products are sold throughout the United States primarily to major national retail chains under private label brands, and the turf and nursery products are sold to golf courses, nurseries, landscape contractors and institutions directly and through independent distributors. The Company also sells environmentally-sensitive ice-melters under various brands throughout the Midwest and Eastern snow-belt states.

ANIMAL FEED INGREDIENTS

  In October 1995, IMC-Agrico acquired the animal feed ingredients business of Mallinckrodt Group Inc. The acquired business is one of the world's largest producers of phosphate-based animal feed ingredients with an annual capacity in excess of 700,000 tons. The principal facilities are located adjacent to IMC-Agrico's concentrated phosphate complex at New Wales, Florida. IMC-Agrico also markets potassium-based feed products produced at the Company's New Mexico facilities.

                                CONCERNING GVI

  GVI has advised the Company that, at the date of this Prospectus, GVI beneficially owned 6,510,286 shares of Common Stock, which represented 7.1% of the outstanding Common Stock at June 17, 1996. GVI is a wholly-owned subsidiary of GAMI. At the date of this Prospectus, 6,300,000 of the 6,510,286 shares owned by GVI are pledged pursuant to a credit agreement. Rod F. Dammeyer, Chief Executive Officer and a director of GAMI, the parent company of GVI, and President, Chief Executive Officer and a director of GVI, is a director of the Company.

                                           ALTERNATE PAGE FOR RESALE PROSPECTUS

                             PLAN OF DISTRIBUTION

  The Common Stock may be sold from time to time to purchasers directly by GVI. The Common Stock also may be sold in ordinary brokerage transactions (including block transactions) on the exchanges where such Common Stock is listed. The commissions payable will be the regular commissions of brokers for effecting such sales. Alternatively, GVI may from time to time offer the Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of negotiated underwriting discounts, concessions or commissions from GVI or the purchasers of the Common Stock for whom they may act as agent. GVI and any underwriters, broker/dealers or agents that participate in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. Sales of the Common Stock effected on exchanges where the Common Stock is listed will be made at market prices prevailing at the time of such sales. At the time a particular offering of Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from GVI and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. However, no Prospectus Supplement will be distributed in connection with sales effected on the exchanges where the Common Stock is listed through brokers at prevailing market prices with customary commissions.

  To comply with the securities laws of certain jurisdictions, if applicable, the Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Common Stock may not be offered or sold unless it has been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

  GVI will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Common Stock by GVI. The foregoing may affect the marketability of the Common Stock.

  Pursuant to a Registration Rights Agreement among the Company and certain holders of Common Stock, all expenses of the registration of the Common Stock will be paid by the Company, including, without limitation, Commission filing fees, and expenses of compliance with state securities or "blue sky" laws; provided, however, that GVI will pay all underwriting discounts and selling commissions. GVI and, if requested, any underwriter they may utilize, will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection therewith.

  The Company will supply GVI and all exchanges on which the Common Stock is listed with reasonable quantities of copies of this Prospectus.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements of the Company at June 30, 1995 and 1994 and for each of the three years in the period ended June 30, 1995, appearing in the Company's Current Report on Form 8-K filed March 15, 1996 (as amended by Form 8-K/A filed April 19, 1996) which is incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference elsewhere herein which is based in part on the report of Arthur Andersen LLP, independent public accountants. The financial statements referred to above are incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The Vigoro financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                            ALTERNATE PAGE FOR RESALE PROSPECTUS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPO-RATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UN-LAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DE-LIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................   6
Price Range of Common Stock and Dividends..................................   9
Selected Consolidated Financial Information................................  10
Management's Discussion and Analysis of Financial Condition and Results of
 Operations................................................................  11
The Company................................................................  20
Concerning GVI.............................................................  21
Description of Capital Stock...............................................  22
Plan of Distribution.......................................................  26
Legal Matters..............................................................  26
Experts....................................................................  26

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                6,510,286 SHARES

                                      LOGO

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                                      , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby (including the Common Stock which may be issued pursuant to an over-allotment option) are as follows:

                                                                        AMOUNT*
                                                                        --------
      SEC Registration fee............................................. $ 84,326
      Printing expenses................................................   80,000
      NASD fee.........................................................   24,954
      Legal fees and expenses..........................................   70,000
      Accounting fees and expenses.....................................   25,000
      Blue sky fees and expenses (including legal fees and expenses)...    5,000
      Transfer agent and registrar fees and expenses...................   10,000
      Miscellaneous....................................................   15,720
                                                                        --------
          Total........................................................ $315,000
                                                                        ========

- --------
   *All amounts are estimated, except the SEC Registration fee and the NASD fee.

  The Company will bear all expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify officers, Directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or Director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnifications not appropriate), and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

  The Company's Restated Certificate of Incorporation provides that the Company will indemnify each officer and Director of the Company to the fullest extent permitted by applicable law. The Company's By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the corporation to the full extent permitted by the DGCL. The indemnification rights conferred by the Company's Restated Certificate of Incorporation are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, By-Law, agreement, vote of stockholders or disinterested directors or otherwise. The Company is authorized to purchase and maintain (and the Company maintains) insurance behalf of its Directors and officers.

  In connection with the issuance of the STRYPES, the Company and the Underwriter of the STRYPES have entered into a Registration Agreement. The Registration Agreement provides, among other things, that the Underwriter of the STRYPES is obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Registration Agreement filed as Exhibit 1.1 hereto.

ITEM 16. EXHIBITS

  Exhibits:

    EXHIBIT
    NO.     DESCRIPTION
    ------- -----------
     1.1+   Form of Registration Agreement.
     5.1*   Opinion of Sidley & Austin.
    23.1*   Consent of Ernst & Young LLP.
    23.2*   Consent of Arthur Andersen LLP.
    23.3*   Consent of Sidley & Austin (included in Exhibit 5.1).
    24.1*   Powers of Attorney.

- --------

+Filed herewith.

*Previously filed.

ITEM 17. UNDERTAKINGS.

  The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that the undertakings set forth in paragraphs (i) and
  (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION NO. 333-04831) TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN NORTHBROOK, ILLINOIS ON JUNE 20, 1996.


                                          IMC Global Inc.

                                                   /s/ Wendell F. Bueche
                                          By___________________________________
                                                     Wendell F. Bueche
                                               Chairman and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----


         Wendell F. Bueche           Chairman and Chief Executive    June 20, 1996
____________________________________   Officer (principal
         Wendell F. Bueche             executive officer) and
                                       Director
           James D. Speir            President (principal            June 20, 1996
____________________________________   operating officer) and
           James D. Speir              Director

       Robert E. Fowler, Jr.         President (principal            June 20, 1996
____________________________________   operating officer) and
       Robert E. Fowler, Jr.           Director

           Brian J. Smith            Chief Financial Officer         June 20, 1996
____________________________________   (principal financial
           Brian J. Smith              officer)

          Anne M. Scavone            Controller (principal           June 20, 1996
____________________________________   accounting officer)
          Anne M. Scavone

                 *                   Director                        June 20, 1996
____________________________________
         Raymond F. Bentele

                 *                   Director                        June 20, 1996
____________________________________
         Frank W. Considine

                 *                   Director                        June 20, 1996
____________________________________
          Rod F. Dammeyer

                 *                   Director                        June 20, 1996
____________________________________
       Dr. James M. Davidson

                 *                   Director                        June 20, 1996
____________________________________
          Richard A. Lenon

                 *                   Director                        June 20, 1996
____________________________________
          Harold H. MacKay

                 *                   Director                        June 20, 1996
____________________________________
          David B. Mathis


             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----
                 *                   Director                        June 20, 1996
____________________________________
       Thomas H. Roberts, Jr.

                 *                   Director                        June 20, 1996
____________________________________
         Joseph P. Sullivan


                 *                   Director                        June 20, 1996
____________________________________
          Billie B. Turner

      Marschall I. Smith
*By____________________________
      Marschall I. Smith
       Attorney in Fact